Exhibit 99.1

Contacts:
	Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
	Larry Viano, Chief Financial Officer	Geoff High
	406.752.2107	303.393.7044
	lviano@semitool.com	www.pfeifferhigh.com

Semitool Announces Fiscal 2008 Fourth Quarter and Full Year Results

KALISPELL, MT – Nov. 11, 2008 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year ended September 30, 2008.

Fourth quarter revenue increased 27 percent to $60.1 million from $47.2 million in last year’s fourth quarter. Gross margin was 52 percent compared with 43 percent in the comparable year-ago quarter. Gross margin in last year’s fourth quarter was impacted by a $3.0 million write off of inventory.

Net income was $1.2 million, or $0.04 per share, versus a net loss of $1.5 million, or $0.05 per share, in the fourth quarter last year. This year’s fourth quarter earnings were impacted by a $900,000, or $0.02 per share, non-cash write down on the value of the common stock of Aviza Technology, Inc., which was received during fiscal 2008 in exchange for certain thermal assets.

Gross bookings of $50.3 million were impacted by the cancellation of a large order related to a proposed GaAs fab in China that was halted. Net bookings were $35.5 million versus $60.2 million in last year’s fourth quarter. Deferred revenue at the end of the fourth quarter was $13.6 million and shipping backlog was $54.5 million, combining for a total revenue backlog of $68.1 million. Total shipments in the fourth quarter were $55.9 million.

“Our double-digit revenue and earnings growth during fiscal 2008 was achieved in spite of the headwinds that have impacted our industry over the past several quarters,” said Larry Murphy, president and chief operating officer.  “In line with the continued reduction in capital spending throughout our customer base, we have taken action to eliminate approximately $2.5 million in expenses during the first fiscal quarter of 2009. These cuts will provide approximately $6.0 million in quarterly savings on an ongoing basis.”

“We have maintained a strong working capital position and continue to expand our presence within many of the world’s leading device manufacturers,” Murphy added.  “We are focused on a number of growth opportunities, and recently received purchase orders from two different memory manufacturers employing our new Thru-Silicon-Via technologies. We also have shipped a development tool to a major logic manufacturer that is evaluating the Raider for front-end-of-line cleaning applications.  In addition, a long-standing key customer is expected to commence work on its new foundry company in early 2009, and we anticipate significant participation in this new business opportunity.  We believe Semitool is well positioned to weather current industry conditions and capture additional market share as spending levels improve.”

Full year results

For the full fiscal year, revenue was $238.6 million up 11 percent from $215.2 million in fiscal 2007. Net income increased 15 percent to $6.0 million, or $0.19 per share, versus net income of $5.2 million, or $0.16 per share, last year.

At September 30, 2008, Semitool had cash and cash equivalents of $12.8 million, working capital of $135.5 million and total shareholders’ equity of $178.4 million. Since the close of its fiscal year, the Company has collected a significant portion of its year-end receivables, which has increased Semitool’s cash balance to approximately $22 million as of today.

Guidance

Management expects to report revenue for the first quarter of fiscal 2009 in the range of $42 million to $47 million. First quarter loss per share is expected to range from $0.04 to $0.07. Shipments for the quarter are expected to range from $52 million to $54 million. Full year revenue for fiscal 2009 is expected to range from $170 million to $220 million.

Conference Call Information

Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and providing the passcode 68997990. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be accessible approximately two hours after the call has ended and will be available until 11:59 p.m. Eastern on Nov. 13, 2008. The replay can be accessed by dialing 800-642-1687 (706-645-9291 for international callers) and entering the passcode 68997990.

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements related to (i) cost savings projections, (ii) market share and growth opportunities, (iii) expectations of greater capital spending by a certain key customer and our deriving sales from this spending, (iv) the Company’s ability to weather current industry conditions and (v) financial guidance for the first quarter and fiscal year ending September 30, 2009. Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and subsequent filings with the SEC. Many factors can adversely affect these forward-looking statements and forecasted financial performance, including the recent worldwide economic turmoil, cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs (including restructuring costs), as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets, including Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

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(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$60,081	$47,175	$238,604	$215,220
Cost of sales	29,032	26,939	121,209	113,729
Gross profit	31,049	20,236	117,395	101,491

Operating expenses:
Selling, general and administrative	18,957	17,369	76,929	71,749
Research and development	8,597	6,815	30,440	27,080
Downsizing costs	-	-	-	677
Gain on sale of building	-	-	-	(648)
Total operating expenses	27,554	24,184	107,369	98,858

Income (loss) from operations	3,495	(3,948)	10,026	2,633
Other income (expense), net	(1,675)	817	(1,043)	706
Income (loss) before income tax	1,820	(3,131)	8,983	3,339
Income tax provision (benefit)	586	(1,644)	2,946	(1,892)

Net income (loss)	$1,234	$(1,487)	$6,037	$5,231

Earnings (loss) per share:
Basic	$0.04	$(0.05)	$0.19	$0.16
Diluted	$0.04	$(0.05)	$0.19	$0.16

Weighted average common shares:
Basic	32,494	32,089	32,347	32,034
Diluted	32,652	32,089	32,534	32,450

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	September 30,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$12,821	$16,090
Trade receivables, net	73,695	56,999
Inventories	88,773	78,017
Prepaid expenses and other current assets	19,018	16,875
Total current assets	194,307	167,981
Property, plant and equipment, net	49,909	49,148
Other assets, net	8,596	9,200
Total assets	$252,812	$226,329

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$19,007	$12,958
Other current liabilities	39,785	31,654
Total current liabilities	58,792	44,612
Long-term liabilities	15,663	12,864
Total liabilities	74,455	57,476

Shareholders’ equity:
Common stock	87,293	83,215
Retained earnings	91,496	86,130
Accumulated other comprehensive loss	(432)	(492)
Total shareholders’ equity	178,357	168,853
Total liabilities and shareholders’ equity	$252,812	$226,329